Exhibit 10.1

MASTER AGREEMENT

This Master Agreement (the “Agreement”) is entered into effective March 3, 2014 between Theravance, Inc., a Delaware corporation (“Theravance”), Theravance Biopharma, Inc., a Cayman Islands exempted company (“Theravance Biopharma”), and Glaxo Group Limited, a private company limited by shares registered under the laws of England and Wales (“GSK”).

WHEREAS, Theravance and GSK are parties to: (i) the Collaboration Agreement entered into as of November 14, 2002, as amended on April 11, 2006 (the “Collaboration Agreement”); (ii) the Strategic Alliance Agreement entered into as of March 30, 2004, as amended on September 13, 2004, February 11, 2005, February 8, 2006, February 27, 2006, February 27, 2009, June 22, 2009, July 16, 2010, and October 3, 2011 (the “Strategic Alliance Agreement”); and (iii) an Amended and Restated Governance Agreement entered into as of June 4, 2004, as amended on April 25, 2007 and November 29, 2010 (the “Governance Agreement” and together with the Collaboration Agreement and the Strategic Alliance Agreement, the “GSK Agreements”); and

WHEREAS, Theravance intends to spin-off Theravance Biopharma as a separate and independent, publicly traded company (the “Spin-Off”) through a pro rata dividend of Theravance Biopharma ordinary shares to Theravance stockholders (the date of such dividend is referred to herein as the “Spin-Off Date”), as more fully described in the preliminary Form 10 Registration Statement filed by Theravance Biopharma with the United States Securities and Exchange Commission on November 22, 2013 (such preliminary Form 10 Registration Statement, together with all exhibits, schedules and other attachments thereto, the “Preliminary Form 10”), which Preliminary Form 10 will be updated, among other things, to reflect the terms of this Agreement, the Theravance Agreements Amendments (as defined below), the Theravance Biopharma/GSK Agreements (as defined below), the TRC LLC Agreement (as defined below) and the Spin-Off Documents (as defined below), the current form of which has been provided separately to GSK for its review and comment; and

WHEREAS, the Spin-Off contemplates an assignment by Theravance to Theravance Respiratory Company, LLC, an affiliate of Theravance (“TRC”), of (i) the Strategic Alliance Agreement and (ii) specified portions of the Collaboration Agreement; and

WHEREAS, Theravance Biopharma will have an economic interest in certain respiratory programs Developed and Commercialized (as each term is defined in the Collaboration Agreement) under the Collaboration Agreement and the respiratory programs Developed and Commercialized (as each term is defined in the Strategic Alliance Agreement) under the Strategic Alliance Agreement, in each case, as provided in the TRC Limited Liability Company Agreement in the form attached hereto as Exhibit A (together with all exhibits, schedules and other attachments thereto, the “Draft TRC LLC Agreement”); and

WHEREAS, GSK and Theravance desire to both amend and to clarify certain rights and obligations between them with regard to the Collaboration Agreement and the Strategic Alliance Agreement as reflected in the Theravance Agreements Amendments (as defined herein); and

WHEREAS, GSK and Theravance Biopharma are willing to enter into the Theravance Biopharma/GSK Agreements (as defined herein) in consideration of the mutual benefits they will receive thereunder and in connection with the Spin-Off; and

WHEREAS, GSK has had an opportunity to review and consider: (i) the Preliminary Form 10, (ii) the Draft TRC LLC Agreement; (iii) the draft Amended and Restated Memorandum and Articles of Association of Theravance Biopharma in the form attached hereto as Exhibit B and the draft Theravance Biopharma Rights Agreement in the form attached hereto as Exhibit C (the documents described in this clause (iii), together with all exhibits, schedules and other attachments thereto, collectively, the “Theravance Biopharma Governance Documents”); (iv) the draft separation and distribution agreement in the form attached hereto as Exhibit D, the draft tax matters agreement in the form attached hereto as Exhibit E, the draft employee matters agreement in the form attached hereto as Exhibit F and the draft transition services agreement in the form attached hereto as Exhibit G (the “Transition Services Agreement”), in each case, between Theravance and Theravance Biopharma (the documents described in this clause and (iv), together with all exhibits, schedules and other attachments thereto, collectively, the “Theravance/Theravance Biopharma Agreements” and, together with the Theravance Biopharma Governance Documents, the “Draft Spin-Off Documents”); and

WHEREAS, GSK is willing to provide its consent on the terms set forth herein; and

WHEREAS, GSK believes its consent set forth herein is required by the GSK Agreements and Theravance and Theravance Biopharma believe that such GSK consent is not required by the GSK Agreements; however, without agreeing whether such consent is required, and without prejudicing the rights of any party, the parties have agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, Theravance, Theravance Biopharma and GSK, intending to be legally bound, hereby agree as follows:

1.                            Collaboration Agreement and Strategic Alliance Agreement Amendments.  Simultaneously herewith, Theravance and GSK are entering into a separate Collaboration Agreement amendment and a separate Strategic Alliance Agreement amendment in the forms attached hereto as Exhibits H and I (collectively, as may be amended, modified or supplemented in accordance with their respective terms, the “Theravance Agreements Amendments”).

2.                            Governance Agreement, Registration Rights Agreement and Extension Agreement.  Simultaneously herewith, Theravance Biopharma and GSK are entering into a separate governance agreement in the form attached hereto as Exhibit J, a separate registration rights agreement in the form attached hereto as Exhibit K and a separate extension agreement in the form attached hereto as Exhibit L (collectively, as may be amended, supplemented or modified in accordance with their respective terms, the “Theravance Biopharma/GSK Agreements”).

3.                            GSK Consents.

3.1                 From and after the date hereof until and including the earlier of the Spin-Off Date and the termination of this Agreement, without GSK’s prior written consent, neither Theravance nor Theravance Biopharma shall, and each shall cause its respective affiliates not to, directly or indirectly, waive, amend, revise or modify, or grant any consent under or with respect to, or take any other action or inaction having the effect of any of the foregoing, any of the Draft Spin-Off Documents or the Draft TRC LLC Agreement, except in each case solely to reflect any Permitted Changes (the Draft TRC LLC Agreement, as so waived, amended, revised or modified, the “TRC LLC Agreement;” and the Draft Spin-Off Documents, as so waived, amended, revised or modified, the “Spin-Off Documents”).  “Permitted Changes” means (i) with respect to the Draft Spin-Off Documents or the Spin-Off Documents, (a) changes that would not, individually or in the aggregate, reasonably be expected to adversely affect GSK in any material respect or (b) changes consented to in writing by GSK, and (ii) with respect to the Draft TRC LLC Agreement or TRC LLC Agreement, changes to which GSK has consented in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed; provided, that GSK may withhold, condition or delay such consent in its sole discretion with respect to any changes to Sections 3.1, 3.2, 3.12, 5.3(c), 5.3(e), 5.4(c) or 12.1 of the TRC LLC Agreement or any other changes to the governance structure of TRC, confidentiality restrictions (including restrictions as to which individuals shall have access to confidential information), consent rights of the Class B Units or Class C Units (as each term is defined therein) and transfer restrictions, in each case, including any changes or additions to other provisions that are materially inconsistent with or otherwise affect those sections or provisions).  GSK shall, reasonably promptly following receipt of a written request thereof from Theravance, notify Theravance in writing whether or not, in GSK’s reasonable and good faith belief, a waiver, amendment, revision, modification, consent or other action or inaction constitutes a Permitted Change, which notice will not be unreasonably withheld, conditioned or delayed.

3.2                 Subject to the Spin-Off being completed on the terms set forth in, and the effectiveness as of the Spin-Off Date of, the TRC LLC Agreement, the Spin-Off Documents (other than the Theravance Biopharma Rights Agreement), the Theravance Agreements Amendments and the Theravance Biopharma/GSK Agreements, GSK hereby (a) consents to: (i) the assignments by Theravance to TRC of the Strategic Alliance Agreement and specified portions of the Collaboration Agreement as set forth in the TRC LLC Agreement; (ii) the contribution by Theravance of all Class B Units (as defined in the TRC LLC Agreement) of TRC and 6,375 Class C Units (as defined in the TRC LLC Agreement) of TRC to Theravance Biopharma; and (iii) the pro rata dividend of Theravance Biopharma ordinary shares to Theravance stockholders, in the case of each of clauses (i), (ii) and (iii), as set forth in, and pursuant to and in accordance with the terms of the Spin-Off Documents and the TRC LLC Agreement; and (b) agrees that the terms of the TRC LLC Agreement (including Section 12.1 of the TRC LLC Agreement) and the Spin-Off Documents do not violate the GSK Agreements, as amended by the Theravance Agreements Amendments.  This consent is limited to the terms set forth herein and the consent set forth herein shall not be deemed a consent to, waiver of, or estoppel with respect to, any subsequent or other matter.

3.3                 From and after the Spin-Off Date, without GSK’s prior written consent, neither Theravance nor Theravance Biopharma shall, and each shall cause its respective affiliates not to, directly or indirectly, waive, amend, revise or modify, or grant any consent under or with respect to, or take any other action or inaction having the effect of any of the foregoing, any of the Theravance/Theravance Biopharma Agreements or the TRC LLC Agreement, except in each case solely to reflect any Permitted Changes.  For the avoidance of doubt, the admissions of new members to TRC in connection with a Transfer (which for the avoidance of doubt includes the redomestication of a Member) permitted by and in compliance with the provisions of the TRC LLC Agreement are Permitted Changes.

3.4                 Except as expressly permitted by Section 3.2 and/or Section 3.9 of this Agreement or by Section 12.1 of the TRC LLC Agreement, neither Theravance nor Theravance Biopharma may directly or indirectly Transfer (as defined in the TRC LLC Agreement) all or any portion of its Interests with respect to the Class A Units, Class B Units or Class C Units (as each term is defined in the TRC LLC Agreement).  In addition, without the prior written consent of GSK, TRC shall not, except for the Units (as defined in the TRC LLC Agreement) authorized in accordance with Sections 3.1 and 3.2 of the TRC LLC Agreement and Transfers permitted by Article XII of the TRC LLC Agreement and Section 3.9 of this Agreement, issue, sell, deliver or transfer any Units (as defined in the TRC LLC

Agreement) or any other interests of any kind in TRC or any options, warrants, rights, calls, claims or other commitments (contingent or otherwise), conversion rights, rights of exchange or any other interests exchangeable for, convertible into or evidencing a right to subscribe for or purchase any Units.  Any attempted Transfer, sale, issuance or delivery in violation of this Section 3.4 will be void ab initio and be deemed a breach of this Agreement.

3.5                 Neither Theravance nor Theravance Biopharma (nor any of their respective affiliates), in their capacities as holders of Units or otherwise, shall voluntarily dissolve TRC, except for dissolutions in which all of TRC’s interests in the GSK Agreements are distributed to Theravance or an affiliate of Theravance.  Without limiting the foregoing sentence or Section 3.4 above, each of Theravance and Theravance Biopharma shall use all commercially reasonable efforts to ensure that any distribution of the assets of TRC in the event of the dissolution or winding up of TRC is in accordance with, and subject to, the GSK Agreements in all respects (including, for the avoidance of doubt, any limitations or restrictions on assignment therein).

3.6                 Each party hereto agrees that it shall not seek to indirectly accomplish that which it is not permitted to accomplish directly under this Agreement, and any such attempted circumvention will be void ab initio and be deemed a breach of this Agreement.

3.7                 The parties acknowledge and agree that the provisions in this Section 3 are a material inducement to them entering into this Agreement and the other agreements contemplated herein and, notwithstanding anything else to the contrary in the Spin-Off Documents or the TRC LLC Agreement, in the event of a conflict between this Section 3 and the Spin-Off Documents or the TRC LLC Agreement, this Section 3 shall govern as between the parties hereto.

3.8                 Except as expressly set forth herein and in the Theravance Agreements Amendments and the Extension Agreement, the Collaboration Agreement and the Strategic Alliance Agreement (as amended by the Theravance Agreements Amendments and the Extension Agreement) remain in full force and effect in accordance with their terms, and the consent set forth herein shall not operate as a consent to, waiver of, or estoppel with respect to, any subsequent or other matter thereunder.  Without limiting the generality of the foregoing but subject to Section 5 below, each of Theravance and GSK expressly agree that the provisions relating to Confidential Information set forth in Article 10 of each of the Collaboration Agreement and the Strategic Alliance Agreement shall continue to apply in accordance with their terms, and no such Confidential Information may be provided by Theravance or TRC to Theravance Biopharma in violation of such

Article 10.  Notwithstanding the assignment to TRC contemplated hereby and in the TRC LLC Agreement, Theravance hereby agrees that it remains fully liable for all obligations of Theravance and of TRC under the Collaboration Agreement and the Strategic Alliance Agreement and, without limiting the foregoing, fully, unconditionally and irrevocably guarantees the performance of all such obligations by TRC.

3.9                 Following the Spin-Off Date, (a) the grant of Pre-Agreed Covenants (as defined below) with respect to any monetization of any interest in any Retained Product (as defined in the TRC LLC Agreement) or any of Theravance’s and its permitted transferees’, successors’ and permitted assigns’ Class A Units or Class C Units by Theravance and its permitted transferees, successors and permitted assigns (as applicable), (b) the grant of Pre-Agreed Covenants (as defined below) with respect to any monetization of any interest in any Assigned Product (as defined in the TRC LLC Agreement) (including, without limitation, any of Theravance’s and its permitted transferees’, successors’ and permitted assigns’ Class A Units or Class C Units, but excluding any of Theravance Biopharma’s Class B Units or Class C Units) by Theravance, TRC, or their permitted transferees, successors and permitted assigns (as applicable), and (c) the grant of Defined Covenants (as defined in the TRC LLC Agreement) in connection with the monetization of any interest in any Class B Units or Class C Units by Theravance Biopharma and its permitted transferees, successors and permitted assigns (as applicable) shall not constitute a violation of the GSK Agreements.  Notwithstanding the foregoing, each of Theravance, TRC and Theravance Biopharma (on behalf of themselves and their permitted transferees, successors and permitted assigns) agrees that, as a condition to the granting of any such Pre-Agreed Covenants or such Defined Covenants: (i)  Theravance, TRC, Theravance Biopharma and/or their permitted transferees, successors or permitted assigns (as applicable) shall obtain a certification from the original third party recipient of such Pre-Agreed Covenant or Defined Covenants, as applicable, that it is not a Restricted Party (as defined below); and (ii) any notes, securities or other instruments subject to such covenants shall provide that (a) they may not be held by a Restricted Party and if, notwithstanding such prohibition, such notes, securities or other instruments come to be held by a Restricted Party, such Restricted Party shall not be entitled to enforce or vote to enforce such Pre-Agreed Covenants or Defined Covenants, (b) any holder of such notes, securities or other instruments seeking to enforce or to vote to enforce such Pre-Agreed Covenants or Defined Covenants must provide a certificate for the benefit of the issuer that such holder is not a Restricted Party, and (c) the restriction set forth in the preceding sections (a) and (b) and this section (c) may not be waived or amended.  Any notes, securities or other instruments subject to such Pre-Agreed Covenants or Defined Covenants issued in physical form shall bear a legend referencing the provisions set forth in (a), (b) and (c) of the foregoing sentence.  The parties expressly agree that no inference shall be drawn as to whether any other grant of any covenants constitutes an assignment under any GSK Agreement or a “Transfer” under this Agreement or the TRC LLC Agreement from the fact of the agreements with respect to Pre-Agreed Covenants or Defined Covenants.  Without limiting the foregoing, GSK agrees that Theravance and TRC may seek GSK’s consent that granting covenants other than Pre-Agreed Covenants under this Agreement would not violate the GSK Agreements and, provided that any such grant of covenants is subject to the conditions with respect to Restricted Parties set forth in this Section 3.9, GSK will not unreasonably withhold, condition or delay such consent.  TRC is an intended third-party beneficiary of this Section 3.9.

3.9.1           A “Pre-Agreed Covenant” means any covenant:

(a)                                 requiring Theravance, TRC and their permitted transferees, successors and permitted assigns (as applicable) to fully perform and comply with the GSK Agreements, the TRC LLC Agreement and this Agreement and prohibiting any of them from taking any action, or failing to take any action, that breaches, violates or could reasonably be expected to breach or violate any GSK Agreement, the TRC LLC Agreement or this Agreement or that gives or could reasonably be expected to give GSK the right to terminate any GSK Agreement in whole or in part;

(b)                                 (A) requiring Theravance, TRC and their permitted transferees, successors and permitted assigns (as applicable) to enforce the GSK Agreements, the TRC LLC Agreement and this Agreement and their rights thereunder and hereunder, in each case to the extent that the failure to do so under this clause (A) would be reasonably expected to have a direct or indirect material and adverse effect on Theravance’s, TRC’s or either of their permitted transferees’, successors’ and permitted assigns’ (as applicable) rights or obligations (x) under the GSK Agreements with respect to or affecting the product(s) and/or royalties that are the subject of the applicable monetization, or (y) under the TRC LLC Agreement or this Agreement, and (B) prohibiting Theravance, TRC and their permitted transferees, successors and permitted assigns (as applicable) from amending, modifying, supplementing, waiving, canceling, terminating or granting any consent thereunder or hereunder, or taking any other action or failing to take any action having the effect of the foregoing, or agreeing to do any of the foregoing directly or indirectly, in whole or in part, to any GSK Agreement, the TRC LLC Agreement or this Agreement or any rights thereunder or hereunder, in each case to the extent that such action or inaction referred to in clause (B) would be reasonably expected to have a direct or indirect material and adverse effect on Theravance’s, TRC’s or either of their permitted transferees’, successors’ and permitted assigns’ (as applicable) rights or obligations (x) under the GSK Agreements with respect to or affecting the product(s) and/or royalties that are the subject of the applicable monetization, or (y) under the TRC LLC Agreement or this Agreement;

(c)                                  prohibiting Theravance, TRC and their permitted transferees, successors and permitted assigns (as applicable) from taking any action to, directly or indirectly, adversely impact, delay, forgive, release or compromise any amount owed to or becoming owing to them under any GSK Agreement, in each case, with respect to or affecting the product(s) and/or royalties that are the subject of the applicable monetization, or under the TRC LLC Agreement; and

(d)                                 requiring a holder to maintain its separate existence from any other entity and to operate in a manner so as to establish or maintain a bankruptcy remote status, including by restricting incurrence of debt, grant of liens, employment of employees and consultants, ownership or lease of real or personal property, guarantees, incurrence of liabilities, issuance of securities, lines of business, and initiation of bankruptcy or insolvency proceedings and other similar customary covenants regarding bankruptcy remote status.

3.9.2           A “Restricted Party” means any of Almirall, AstraZeneca, Boehringer Ingelheim, Chiesi, Forest Laboratories, Merck, Mylan, Novartis, Sandoz, Teva, Theravance Biopharma and any other pharmaceutical or biotechnology company with a product either being developed or commercialized for the treatment of respiratory disease, and their respective Restricted Party Affiliates (as defined below).

3.9.3           A “Restricted Party Affiliate” with respect to any person means any other person, whether de jure or de facto, which directly or indirectly controls, is controlled by, or is under common control with such person for so long as such control exists, where “control” means the decision-making authority as to such other person and, further, where such control shall be presumed to exist where such other person owns more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity.

4.                            Investor Relations Planning.  The Parties will agree upon a public communications plan (including proposed securities laws filings) regarding this Agreement and the transactions contemplated hereby.  The Parties agree that all public communications relating to this Agreement and the transactions contemplated hereby (including securities laws filings) will be on a basis and with content consistent with such plan, except (x) as otherwise required by applicable laws, rules and regulations, in which case, to the extent reasonably practicable, the Party making such disclosure or communication shall provide the other Parties with the opportunity to review and consult with such Party regarding, and such Party shall consider in good faith any comments from the other Parties or their counsel to, any such disclosure or communication, and (y) to the extent such communications have previously been agreed to by the applicable Parties.  In furtherance of the foregoing, prior to the Spin-Off Date Theravance Biopharma will provide GSK with the opportunity to review and consult with Theravance Biopharma regarding, and Theravance Biopharma shall consider in good faith any comments from GSK or its counsel to, the Preliminary Form 10 or any other securities laws filings that describe this Agreement, the Theravance Agreement Amendments, the TRC LLC Agreement and the Theravance Biopharma/GSK Agreements (except to the extent such description has previously been agreed to by GSK).

5.                            Permitted Consultants; CEO.

5.1                 (a) After the Spin-Off, no employee of Theravance (for so long as such person is an employee of Theravance) shall provide services to Theravance Biopharma and (b) no employee of Theravance Biopharma (for so long as such person is an employee of Theravance Biopharma) shall provide services to Theravance or TRC, in the case of each of clauses (a) and (b), whether under or pursuant to the TRC LLC Agreement, the Transition Services Agreement, any other Theravance/Theravance Biopharma Agreement or otherwise, unless such employee is a Permitted Consultant (as defined below); provided, however, that the use of Permitted Consultants shall not derogate, diminish or release in any way the obligations of Theravance under the GSK Agreements.  “Permitted Consultants” shall mean any of the employees of Theravance and Theravance Biopharma set forth on Exhibit M, as may be amended from time to time with the prior written consent of all of the parties hereto; provided, however, that (i) such employee shall only be considered a Permitted Consultant for a period not to exceed the period of time set forth opposite such person’s name on Exhibit M unless otherwise agreed in writing by GSK, provided, further, however, that GSK will not unreasonably withhold, condition or delay the addition of new persons as Permitted Consultants on Exhibit M, and (ii) at GSK’s request, such employee shall have entered into a confidentiality agreement substantially in the form agreed to by Theravance, Theravance Biopharma and GSK prior to the Spin-Off , or such other form of confidentiality agreement as shall be reasonably satisfactory to GSK (each a “Confidentiality Agreement”).

5.2                 After the Spin-Off, the current CEO of Theravance may act as the CEO of both Theravance and Theravance Biopharma for a period not to exceed nine months following the Spin-Off Date; provided, that he has entered into a Confidentiality Agreement ; provided, however, that such dual-officership shall not derogate, diminish or release in any way the obligations of Theravance under the GSK Agreements.

6.                            Termination Date.  This Agreement shall automatically terminate and have no further force or effect without any action by any of the parties hereto if the Spin-Off Date shall not have occurred on or before June 30, 2014.  For the avoidance of doubt, (i) the Theravance Agreements Amendments and the Theravance Biopharma/GSK Agreements shall automatically terminate upon termination of this Agreement in accordance with its terms, (ii) Theravance is under no obligation to effect the Spin-Off and the decision of whether and when to effect the Spin-Off shall be made in Theravance’s sole discretion and (iii) if this Agreement is terminated in accordance with its terms, GSK’s consent under Section 3.1 shall be withdrawn and revoked ab initio and have no force or effect whatsoever and each of GSK and Theravance reserves any and all of its respective rights under the GSK Agreements.

7.                            Entire Agreement.  This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.  References in this Agreement to other agreements or documents shall refer to such agreements or documents as they may be amended. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed, by all of the parties to this Agreement.

8.                            Governing Law.  This Agreement shall be construed, and the respective rights of the Parties determined, according to the substantive law of the State of Delaware notwithstanding the provisions governing conflict of laws under such Delaware law to the contrary. The Parties hereby irrevocably and unconditionally consent to the sole and exclusive jurisdiction of, and waive any objection to the laying of venue in, the U.S. federal and state court in the State of Delaware (collectively, the “Chosen Courts”) for any action, suit or proceeding arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding related thereto except in a Chosen Court.

9.                            Remedies.  It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by any party and, in addition to all other remedies that a party may have at law or in equity and without limiting any of the foregoing, each party shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.

10.                     Severability.  In the event of the invalidity of any provisions of this Agreement or if this Agreement contains any gaps, the Parties agree that such invalidity or gap shall not affect the validity of the remaining provisions of this Agreement.  The Parties will replace an invalid provision or fill any gap with valid provisions which most closely approximate the purpose and economic effect of the invalid provision or, in case of a gap, the parties’ presumed intentions.  In the event that the terms and conditions of this Agreement are materially altered as a result of the preceding sentences, the Parties shall renegotiate the terms and conditions of this Agreement in order to resolve any inequities.  Nothing in this Agreement shall be interpreted so as to require any Party to violate any applicable laws, rules or regulations.

11.                     Assignment; Binding Effect.  This Agreement may not be assigned by any party without the prior written consent of the other parties to this Agreement; provided, however, that any party may assign this Agreement, in whole or in part, to any of its Affiliates (as defined in the applicable GSK Agreement(s)) to which any portion of the GSK Agreement(s) is assigned in compliance with the applicable GSK Agreement if such party guarantees the performance of this Agreement by such Affiliate (as defined in the applicable GSK Agreement(s)); provided, further that any party may assign this Agreement, in whole or in part, to any of its direct or indirect wholly-owned subsidiaries to which any portion of the Units are transferred or assigned in compliance with the TRC LLC Agreement if such party guarantees the performance of this Agreement by such subsidiary; and provided, further, that any party may assign this Agreement to a successor to all or substantially all of the assets of such party whether by merger, sale of stock, sale of assets or other similar transaction. This Agreement shall be binding on and, subject to the foregoing sentence, inure to the benefit of the parties hereto and their respective permitted transferees, successors, permitted assigns and legal representatives.

12.                     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

13.                     Potential Purchase of Shares Withheld for Taxes.

13.1          In the event that Theravance reasonably determines, in good faith, that the dividend of Theravance Biopharma shares in the Spin-Off to Theravance stockholders may be subject to tax withholding, Theravance will provide written notice to GSK at least ten (10) days before the Spin-Off Date that such withholding of shares will occur upon the Spin-Off.

13.2          GSK agrees that (i) at least five (5) days prior to the Spin-Off Date, it will provide Theravance with a properly completed and executed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) and (ii) Theravance may rely on such Form W-8BEN for the purposes of determining the number of ordinary shares of Theravance Biopharma that will be withheld for tax purposes.

13.3          Within five (5) days following the Spin-Off Date, Theravance will provide written notice to GSK that such withholding of ordinary shares has occurred and the number of ordinary shares so withheld from the dividend otherwise payable to GSK (the “Number of Withheld Shares”).

13.4          GSK, by written notification received by Theravance within ten (10) days after receipt of Theravance’s notice in Section 13.3 and provided that GSK has satisfied its obligations in Section 13.2, may elect to purchase from Theravance that number of Theravance Biopharma ordinary shares equal to the Number of Withheld Shares.

13.5          If GSK makes the election in Section 13.4, GSK or its Affiliates shall purchase from Theravance ordinary shares of Theravance Biopharma equal to the Number of Withheld Shares at a First Day Closing Share Price (as defined below). Such purchase shall be consummated within three Trading Days (as defined below) following Theravance’s receipt of GSK’s election to purchase the ordinary shares or such later date as is necessary to comply with any federal or state securities or antitrust laws or the rules and regulations of the SEC, NASDAQ, or any other such self-regulating organization, and Theravance shall use its commercially reasonable efforts to cause Theravance Biopharma to issue a stock certificate for such ordinary shares to GSK within ten (10) Trading Days after the closing of the purchase of the shares.

13.6          “First Day Closing Share Price” means the closing price of Theravance Biopharma ordinary shares on the NASDAQ Global Market or, if the ordinary shares are not quoted on the NASDAQ Global Market, the principal national securities exchange on which the ordinary shares are listed on (i) the Spin-Off Date, if the dividend distribution of Theravance Biopharma ordinary shares to Theravance stockholders occurs before 9:00 am (New York City time) on the Spin-Off Date and the Spin-Off Date is a Trading Day, or (ii) the first Trading Day after the Spin-Off Date.

13.7          “Trading Day” means any day on which the NASDAQ Global Market or, if the Theravance Biopharma ordinary shares are not quoted on the NASDAQ Global Market, the principal national securities exchange on which the ordinary shares are listed is open for trading.  A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m.  (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

IN WITNESS WHEREOF, the parties hereby have executed this Agreement as of the date first written above.

THERAVANCE, INC.

By:	/s/ Rick E Winningham

Name:	Rick E Winningham

Title:	Chief Executive Officer

THERAVANCE BIOPHARMA, INC.

By:	/s/ Rick E Winningham

Name:	Rick E Winningham

Title:	Chief Executive Officer

GLAXO GROUP LIMITED

By:	/s/ Paul Williamson

Name:	Paul Williamson

Authorized Signatory For and on behalf of Edinburgh Pharmaceutical Industries Limited
Title:	Corporate Director

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